UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2024

U.S. ENERGY CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-06814	83-0205516
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1616 S. Voss, Suite 725, Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 993-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.01 par value	USEG	The NASDAQ Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Executive Compensation

On March 19, 2024, the Board of Directors (with the recommendation of the Compensation Committee, and with Mr. Ryan L. Smith abstaining from the vote thereon) of U.S. Energy Corp. (“we”, “us”, “U.S. Energy” or the “Company”), awarded Mr. Ryan L. Smith, the Chief Executive Officer of the Company, 340,000 restricted shares of common shares and Mr. Mark L. Zajac, the Chief Financial Officer of the Company, 180,000 restricted shares of common stock. Such restricted common stock shares were issued under and subject to, the Company’s 2022 Equity Incentive Plan (the “Plan”). A total of 170,000 of the shares issued to Mr. Smith and all of the shares issued to Mr. Zajac vest at the rate of 1/3rd on each of the three annual anniversaries of the initial grant date, subject to such person’s continued services to the Company on such vesting dates and subject to the terms of the Restricted Stock Grant Agreement to be entered into between the Company and such person’s subsequent to the date hereof, in the Company’s customary form. A total of 170,000 of the restricted stock shares granted to Mr. Smith vest, if at all, if the Company’s common stock share price is equal to or greater than $2.00 per share for a period of at least 20 consecutive trading days, at any time following the one year anniversary of the grant date, and prior to the three year anniversary of the grant date, subject to Mr. Smith’s continued services to the Company on such vesting dates and subject to the terms of the Restricted Stock Grant Agreement to be entered into between the Company and such person subsequent to the date hereof, in the Company’s customary form.

The description of the awards and Restricted Stock Award Agreements above is not complete and is qualified in its entirety by the form of Restricted Shares Grant Agreements for the awards granted on March 19, 2024, attached as Exhibit 10.1 hereto and incorporated by reference as Exhibit 10.2 hereto, which are incorporated by reference into this Item 5.02.

Item 8.01. Other Events.

On March 19, 2024, the Board of Directors of the Company authorized and approved an extension of the ongoing share repurchase program for up to $5.0 million of the currently outstanding shares of the Company’s common stock originally approved by the Board of Directors on April 26, 2023, and set to expire on June 30, 2024. Subject to any future extension in the discretion of the Board of Directors of the Company, the repurchase program is now scheduled to expire on June 30, 2025, when a maximum of $5.0 million of the Company’s common stock has been repurchased, or when such program is discontinued by the Board of Directors. As of the date of this Report, a total of up to approximately $4.2 million remains available under the repurchase program for future repurchases.

Under the stock repurchase program, shares may be repurchased from time to time in the open market or through negotiated transactions at prevailing market rates, or by other means in accordance with federal securities laws. Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance. Open market purchases are expected to be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities Exchange Act of 1934 (the “Exchange Act”) and other applicable laws and regulations. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws.

The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The repurchase program does not obligate the Company to purchase any particular number of shares. There is no guarantee as to the exact number or value of shares that will be repurchased by the Company, if any.

The repurchase program will be funded using the Company’s working capital.

Information regarding share repurchases will be available in the Company’s periodic reports on Form 10-Q and 10-K filed with the Securities and Exchange Commission as required by the applicable rules of the Exchange Act.

On March 21, 2024, the Company filed a press release disclosing the extension of the repurchase program, a copy of which is attached hereto as Exhibit 99.1, which is incorporated by reference into this Item8.01 in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*	U.S. Energy Corp. Form of Restricted Stock Grant Agreement – Ryan L. Smith (170,000 shares grant – March 19, 2024) (2022 Equity Incentive Plan)
10.2	U.S. Energy Corp. Form of Restricted Stock Grant Agreement (2022 Equity Incentive Plan) (1)
99.1*	Press Release dated March 21, 2024
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)
* Filed herewith.
(1)	Filed on September 2, 2022, as Exhibit 4.3 to the Company’s Registration on Form S-8 and incorporated herein by reference (File No. 333-267267).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

By:	/s/ Ryan Smith
Ryan Smith
Chief Executive Officer

Dated:	March 21, 2024